Exhibit 10.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

Execution Copy

May 31, 2024

James R. Anderson

Dear Jim,

On behalf of Coherent Corp. (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.

Start Date, Position and Duties. Your start date will be June 3, 2024, or such other date as we may mutually agree (the “Start Date”). You will serve as the Company’s Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”), with duties and authority consistent with such position and the Company’s Bylaws. You will also be appointed to the Board as a Class One director effective on the Start Date. We will cause your nomination for election to the Board for future years while you serve as Chief Executive Officer.

You will be permitted to perform your duties from your current location in California (i.e., no relocation to Pennsylvania is required), subject to reasonable business travel consistent with your duties as the Chief Executive Officer of a globally operating public company.

During your employment, you will: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation, sick leave or other approved leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, you will be entitled to: (A) serve on the boards of organizations (both for profit or non-profit), subject to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.

Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause. Any such termination will require 30 days’ advance written notice to the other party, provided that the Company may terminate your employment immediately for “Cause” (as defined below).

3.	Sign-On Bonus and Initial Equity Award. You will receive the following awards effective on the Start Date.

a.

You will receive a sign-on bonus in the gross amount of $500,000, payable in a single cash payment (after required tax withholdings) on the first regular payroll date following the Start Date. Should you voluntarily resign your position other than for “Good Reason” (as defined below) or should the Company terminate your employment for Cause, in either case prior to the second anniversary of the Start Date, you will be required to promptly repay the full gross amount of the sign-on bonus.

b.

Effective on the Start Date and as an inducement to your acceptance of this offer, you will receive two inducement equity awards in the total amount of $48,000,000, of which $12,000,000 represents the value of the Company’s FY25 awards and $36,000,000 represents a sign-on award (in part to recognize equity awards you will forfeit from your current employer). The inducement equity awards will be delivered as follows:

i.

$8,400,000 of the total award value (representing 40% of the FY25 annual award value and 10% of the additional sign-on award value)) will be delivered as an award of time-vesting restricted stock units (the “Inducement RSUs”). The number of Inducement RSUs will be determined based on the 30-day trailing average of the market price of the Company’s common stock immediately prior to the Start Date (rounded up to the next whole share), with annual vesting over three years starting on the first anniversary of the Start Date.

ii.

The remaining $39,600,000 of the total award value (representing 60% of the FY25 annual award value plus 90% of the additional sign-on award value) will be delivered as an award of performance stock units (the “Inducement PSUs”). The target number of Inducement PSUs will be determined based on the 30-day trailing average of the market price of the Company’s common stock immediately prior to the Start Date (rounded up to the next whole share). The Inducement PSUs will be earned over an approximate 3-year performance period (beginning on the Start Date and ending on the last day of FY27) based on relative total shareholder return (“rTSR”) performance similar to the Company’s FY24 rTSR PSU awards, but with (i) target (100%) payout set at 55th percentile achievement, and (ii) the maximum payout (at the 75th percentile achievement or better) providing a 250% payout.

iii.

Each of the inducement equity awards will have vesting treatment on termination of employment or change in control consistent with the Company’s standard terms for executive officers, as modified by Section 4(e) below.

iv.

The inducement equity awards will be granted outside of the Company’s shareholder-approved equity compensation plan as stand-alone inducement awards as permitted by Section 303A.08 of NYSE’s listing rules (and subject to compliance with those listing rules). Each award will be documented by an award agreement substantially in the forms attached to this offer letter as Exhibits A and B, which in all cases will control except to the extent any provisions in Exhibit C related to equity vesting are more favorable to you.

4.	Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

a.

Base Salary. You will receive base salary at the annual rate of $1,060,000, payable in accordance with the Company’s regular payroll practices. At least annually beginning in August 2025, the Compensation and Human Capital Committee of the Board (the “Committee”) will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the Committee may determine.

b.

Annual Incentive Compensation. You will have a target annual incentive award for FY25 equal to 150% of your base salary (i.e., target award of $1,590,000), delivered in the same form and on the same terms as determined for the Company’s other executive officers for FY25, including in a combination of awards under the Bonus Incentive Plan (with a target equal to 8% of your salary) and Goals Results Incentive Program (for the balance of the target and which may include a combination of financial and strategic performance goals). Your target annual incentive award for years after FY25 will not be less than 150% of your base salary as then in effect.

c.

Long-Term Incentive Awards. You will receive annual long-term incentive awards in such value as determined by the Committee and in such mix and on such terms as the Committee may determine, consistent with the design for the Company’s other executive officers. The total award value for the FY25 awards is $12,000,000; however, as an inducement to your acceptance of this offer, your FY25 awards will be made as part of your sign-on inducement equity awards granted on your Start Date as described above.

d.

Benefits. You will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, other than the Company’s Executive Severance Plan.

e.	Severance Protection. In lieu of participation in the Executive Severance Plan, you shall have the severance protection set forth in Exhibit C to this offer letter.

f.

Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

5.	Covenants. You will be subject to the restrictive covenants set forth in Section 7 of Exhibit C to this offer letter regarding confidential information, inventions, and non-solicitation of employees.

6.

Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will provide you with an Indemnification Agreement in the same form applicable to other executive officers of the Company to be executed by you on or before the Start Date, and the Company will cover you under the Company’s directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

7.	Miscellaneous.

a.	No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with,

violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

b.

Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

c.

Entire Agreement. This letter, including each exhibit, sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

d.

Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

e.	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to the state’s conflict of laws provision.

f.	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

g.	Withholding. All payments of compensation due to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

h.

Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, any payment amount that was deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

i.	Amendment. This letter, including each exhibit, may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and the Company’s Clawback Policy, and you will sign the required acknowledgement form for the Clawback Policy.

[SIGNATURES ON NEXT PAGE]

Jim, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Enrico DiGirolamo
Enrico DiGirolamo
Lead Independent Director, Coherent Corp.

/s/ James R. Anderson
James R. Anderson

Exhibit A: Inducement Award RSU Award Agreement

[separately filed]

Exhibit B: Inducement Award PSU Award Agreement

[separately filed]

Exhibit C: Severance Protection

1.	Accrued Obligations. If your employment terminates for any reason (by your action or the Company’s, with or without Cause), you shall receive the Accrued Obligations.

2.

Qualifying Termination During a Non-CIC Period. If you incur a Qualifying Termination and your Date of Termination is during a Non-CIC Period, then, in addition to any Accrued Obligations, you shall be entitled to the following (which shall be payable in accordance with Section 4.1 below, other than as provided in Section 2.3):

2.1

Cash Severance. An amount equal to (A) the product of (i) 24 and (ii) your monthly rate of Base Salary, plus (B) the Bonus that you would have earned had your employment continued through the end of the fiscal year in which the Qualifying Termination occurs, with such amount to be estimated reasonably and in good faith by the Compensation and Human Capital Committee of the Board at the time of the Qualifying Termination based on the anticipated actual payout under the Company’s BIP, GRIP and/or other applicable incentive bonus plan as of the end of the fiscal year based on the performance of the Company and which estimate shall be evidenced by the Company’s accrual for the same in the books of the Company.

2.2	Healthcare Coverage Payment. An amount equal to the product of (i) 24 and (ii) the full total monthly premium cost (i.e., yours and the Company’s portion) for your Healthcare Coverage.

2.3

Equity Vesting. All tranches of any outstanding Company equity awards (including, if applicable, the Inducement RSUs and PSUs) with a vesting date within 12 months after your Date of Termination will fully vest and, if applicable, remain exercisable for the period set forth in the applicable equity award agreement. In addition, any vesting tranche of such equity awards that began during your employment or during the first 12 months after your Date of Termination but was not completed by the first anniversary of your Date of Termination shall vest pro rata based on a fraction, the numerator of which is the number of months within such vesting tranche you would have been employed if you had remained employed through the first anniversary of your Date of Termination, and the denominator of which is the total number of months in the vesting tranche, or, for performance-based equity awards (including the Inducement PSUs), the total number of months in the performance period. For the avoidance of any doubt: (i) the payout for performance-based equity awards for a Qualifying Termination during a Non-CIC Period will be based on actual performance during the entire performance period, then pro-rated as provided in this Section 2.3, provided that for the Inducement PSUs, performance will be determined as of the Date of Termination and the payout will be based on the greater of target or actual performance, with the payout made as soon as practicable after the Release becomes effective not more than 75 days after your Date of Termination; and (ii) the provisions of this Section 2.3 shall supersede the provisions contained in the applicable equity award agreements, provided that the provisions of the equity award agreements will control to the extent such provisions are more favorable to you.

3.

Qualifying Termination During a CIC Period. If you incur a Qualifying Termination and your Date of Termination is during a CIC Period, then, in addition to any Accrued Obligations, you shall be entitled to the following (which shall be payable in accordance with Section 4.2 below):

3.1

Cash Severance. An amount equal to (A) the product of (i) 36 and (ii) your monthly rate of Base Salary, plus (B) the product of (i) the 3.0 and (ii) your Target Bonus Amount for the fiscal year of the Company in which the Date of Termination occurs.

3.2	Healthcare Coverage Payment. An amount equal to the product of (i) 36 and (ii) the full total monthly premium cost (i.e., yours and the Company’s portion) for your Healthcare Coverage.

3.3

Equity Vesting. Any unvested outstanding Company equity awards (including, if applicable, the Inducement RSUs and PSUs) will become fully vested and, if applicable, each such equity award shall remain exercisable for the period set forth in the applicable equity award agreement. For the avoidance of any doubt, the provisions of this Section 3.3 shall supersede the provisions contained in the applicable equity award agreements, provided that the provisions of the equity award agreements will control to the extent such provisions are more favorable to you. In the case of any performance-based equity awards (including the Inducement PSUs), “full vesting” means vesting based on the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target measured for the period commencing on the beginning of the relevant performance period for each such award through the date immediately preceding the Change in Control.

3.4

Pro-Rata Bonus. An amount equal to a pro rata portion (based on the number of days during the applicable performance year that you were employed by the Company) of your CIC Period Bonus. In addition, if the Bonus for the performance year immediately preceding your Date of Termination had not yet been paid, you shall receive 100% of the Bonus, if any, for such immediately preceding performance period that would otherwise have been paid to you (without the application of any negative discretion) if your employment had not so terminated, payable at the same time as such Bonus is paid to other Company employees.

4.	Time and Form of Payments.

4.1

Payments for a Qualifying Termination During a Non-CIC Period. The amount contemplated under Section 2.1 and Section 2.2 shall be paid in a lump sum cash in the next pay period after the Release becomes effective (not more than 75 days after your Date of Termination). In both cases, the payments described shall be conditioned on you providing the Company with (and not revoking) a Release, no later than 60 days after your Date of Termination.

4.2	Payments for a Qualifying Termination During a CIC Period.

4.2.1

General. Other than as provided in Section 4.2.2 below, the amounts contemplated under Section 3.1 and Section 3.2 shall be paid in a lump sum cash payment in the next pay period after the Release becomes effective (not more than 75 days after your Date of Termination). The amount of the CIC Period Bonus based on those portions of the formula that are knowable at such time shall be paid in a lump sum cash payment in the next pay period after the Release becomes effective (not more than 75 days after your Date of Termination) and if the CIC Period Bonus is determined to be greater when the other portions of the formula for the CIC Period Bonus are known, such excess amount shall be paid in a lump sum cash payment within ten (10) days after such determination. The amount of the Bonus set forth in the second sentence of Section 3.4 shall be paid at the later of (i) in the next pay period after the Release becomes effective (not more than 75 days after your Date of Termination) or (ii) at the same time as such Bonus is paid to other Company employees. Payments of vested equity awards under Section 3.3 shall be made at such time as provided in the applicable award agreement.

4.2.2

Special Rules for Termination Within 6 Months Before a Change in Control. If you have a Qualifying Termination within 6 months before a Change in Control, you shall initially receive the severance benefits for a Qualifying Termination during a Non-CIC Period as provided in Section 2 and in accordance with the time and form of payments set forth in Section 4.1. Upon the occurrence of a Change in Control within the 6-month period following the Qualifying Termination, the amount of your severance benefits for a Qualifying Termination during a CIC Period under Section 3 shall be calculated and reduced by any payments received under Section 2 and Section 4.1 prior to the Change in Control. Such additional severance benefits under Section 3 shall be paid in such time and form as specified in Section 4.2.1, provided that (i) for a payment otherwise due within 75 days after your Date of Termination, payment shall be made by the later of such date or the date that is 30 days after the Change in Control, and (ii) payments under Section 2.1 shall continue to be paid in installment payments in accordance with the time and form specified under Section 4.1 to the extent determined necessary to comply with Section 409A of the Code.

5.	Conditions. As a condition precedent to your entitlement to benefits under Sections 2 and 3, you agree to each of the following:

5.1

You shall have executed, within 21 days, or if required for an effective release, 45 days, following your Date of Termination, the Release, and the applicable revocation period set forth in the Release shall have expired.

5.2

You agree to execute a resignation letter stating that, effective as of your Date of Termination, or such earlier date as required or requested by the Company, you resign from all positions with the Company, whether as an employee, an officer, a director or otherwise.

5.3	You shall reaffirm your agreement to abide by the covenants set forth in Section 7.

6.	No Duty to Mitigate; Non-duplication.

6.1

You shall not be required to mitigate the amount of any payment or benefit provided for under this Exhibit C by seeking other employment or otherwise, and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

6.2

The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under this Exhibit C shall be reduced by any severance benefits to which you would otherwise be entitled pursuant to an agreement with the Company or any other general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under this Exhibit C). The severance payments and benefits to which you are otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which you may be entitled under any federal, state or local plant-closing (or similar or analogous) laws or mandatory severance benefits under the laws of any other applicable jurisdiction. Any such reductions or offsets in severance benefits shall be made in a manner that complies with Code Section 409A (if applicable).

7.	Restrictive Covenants.

7.1	Confidential Information.

7.1.1

Nondisclosure and Non-Use. Both during the term of your employment with Company and thereafter, you covenant and agree that you (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of your employment or by law; and (iii) shall not use Confidential Information except for the benefit of the Company. You acknowledge that Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s business, and that its disclosure would cause substantial and irreparable injury to the Company’s business.

7.1.2

Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, you in connection with your past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

7.1.3

Not Confidential Information. Confidential Information shall not include information that you can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality by you; (ii) was rightfully received by you from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to you on a non-confidential basis prior to your employment with the Company.

7.1.4

Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets, and you will bear the burden of proving that any Confidential Information is publicly or rightfully known by you.

7.1.5

Return of Confidential Information and Materials. You agree to return to the Company either before or immediately upon the termination of your employment with the Company any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in your possession, custody or control, which was obtained by you during the course of or as a result of your employment with the Company, whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for you. You shall also provide the Company, if requested to do so, the name of your new employer, and the Company shall have the right to advise any subsequent employer of your obligations hereunder.

7.2	Inventions.

7.2.1

Ownership of Inventions. Any and all Inventions created or developed by you alone or with others during the term of your employment, whether or not during working hours and whether on the Company’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of the Company if the Invention is:

(i) within the scope of your duties assigned or implied in accordance with your position; or

(ii) a product, service, or other item which would be in competition with Company Products or which is related to Company Products, whether presently existing, under development, or under active consideration; or

(iii) in whole or in part, the result of your use of the Company’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

7.2.2

Assignment of Inventions. You shall promptly and fully disclose all Inventions to the Company and shall cooperate and perform all actions reasonably requested by the Company to establish, confirm and protect the Company’s right, title and interest in each such Invention. During the term of your employment with the Company and after termination of such employment, if the Company should then so request, you agree to assign and do hereby assign to the Company all rights in the Inventions. You agree to execute and deliver to the Company any instruments the Company deems necessary to vest in the Company all title to and rights in the Inventions which you are legally authorized to grant. You agree to execute and deliver to the Company all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections that the Company may desire. You further agree to assist fully the Company or its nominees in the preparation and prosecution of any litigation connected with the Inventions. If the Company is unable because of your mental or physical incapacity or for any other reason (including, but without limitation, your refusal to do so after request therefor is made by the Company) to secure your signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to the Company pursuant to this Agreement, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by you.

7.3

Non-Solicitation of Employees. During the 18-month period immediately following your Date of Termination, you shall not, directly or indirectly, induce, solicit or encourage any employee of the Company to terminate or alter his or her relationship with the Company.

8.	Code Sections 280G and 4999.

8.1

Adjustments to Payments. Anything in this Agreement to the contrary notwithstanding, if (a) it is determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or (b) any interest or penalty is incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if you received all of the Payments. The Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

8.2

Determinations. All determinations required to be made under this Section 8, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you at such time as may be requested by the Company, or earlier within 15 business days of the receipt of notice from you that there has been a Payment. If the Accounting Firm that the Company selects is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and you.

9.	Miscellaneous.

9.1

Successors’ Binding Obligation. The provisions of this Exhibit C will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Exhibit C if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Exhibit C, the Company shall require any successor to expressly and unconditionally assume this Exhibit C in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to you under this Exhibit C will inure to the benefit of your heirs, assigns, designees or legal representatives.

9.2

No Assignment or Transfer; Beneficiaries; Unfunded Obligations. Except as otherwise determined by the Board, benefits payable under this Exhibit C shall not be assignable or transferable by you, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of your death, except as otherwise provided by the Board, benefits earned but unpaid under this Exhibit C shall become payable to your beneficiary as designated by you in the manner prescribed by the Company or, in the absence of an authorized beneficiary designation, by a legatee or legatees of your benefit under this Exhibit C in accordance with your last will or by your executors, personal representatives or distributees of such benefits under this Exhibit C in accordance with your will or the laws of descent and distribution. The amounts to be paid to you under this Exhibit C are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. You shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

9.3

Attorney Fees for Enforcement in Connection with CIC Period Termination. If your Date of Termination occurs within the CIC Period, the Company shall pay on your behalf or reimburse to you promptly (in no event later than 30 days after the invoice date) all reasonable costs and expenses (including fees and disbursements of counsel) incurred by you in seeking to enforce rights pursuant to this Exhibit C, whether or not you are successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that your assertion of such rights was in bad faith.

10.	Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Agreement” means this offer letter, as it may be amended pursuant to its terms, between James R. Anderson and the Company, dated as of the date that appears on the first page of such Agreement, and including all exhibits thereto.

“Accrued Obligations” means vested amounts payable to you upon any termination of employment with the Company, including (i) your earned but unpaid Base Salary from the Company through the Date of Termination, (ii) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (iii) any vested employee benefits as determined under the applicable plan, and (iv) any unreimbursed expenses properly incurred and reported by you in accordance with the Company’s business expense reimbursement policy.

“Base Salary” means your annual salary for all services rendered as in effect at the time a benefit under this Exhibit C is calculated; provided, however, that in case of a Qualifying Termination as the result of Good Reason triggered by a reduction in Base Salary, “Base Salary” shall mean your annual salary as in effect immediately before the event giving rise to Good Reason.

“Bonus,” at the time that a benefit under this Exhibit C is calculated, means the bonus(es) payable to you pursuant to the Company’s BIP, GRIP or other incentive bonus plan that is in effect at such time. For this purpose, the “BIP” means the Company’s Bonus Incentive Program and the “GRIP” means the Company’s Goals/Results Incentive Program, in each case as such program may be amended from time to time.

“Cause” shall mean (i) your material breach of this Agreement that is not corrected within a 30 day correction period that begins upon delivery to you of a written demand from the Company that describes the basis for the Company’s belief you have materially breached this Agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the Board; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) your conviction of a felony.

“Change in Control” means a “Change in Control” as defined under the Coherent Corp. Omnibus Incentive Plan (or any successor plan thereto).

“CIC Period” means the period commencing on the date six months prior to a Change in Control and ending on the date that is the last day of the 18th month following the Change in Control.

“CIC Period Bonus” means, the greater of (i) Bonus at target (A) for the performance period in which the Change in Control occurs (or for the immediately preceding performance period if the target payment with respect to you for the performance period in which the Change in Control occurs has not yet been established) (without regard to any reduction made in the target payment within the six month period prior to the Change in Control) or (B) for the performance period in which your Date of Termination occurs, whichever target payment is highest and (ii) Bonus based on performance (A) for the performance period in which the Change in Control occurs (but not less than that projected as of the Change in Control if the performance period has not been completed as of the Change in Control), or (B) for the performance period in which your Date of Termination occurs, whichever performance payment is highest.

“Company” means Coherent Corp., provided that for purposes of Section 7 of this Exhibit C, “Company” means collectively, Coherent Corp. and any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Coherent Corp.

“Company Products” means any products or services (i) designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by the Company, or (ii) that the Company has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which you have provided services, or over which you had direct or indirect managerial or supervisory authority, or about which you received Confidential Information.

“Date of Termination” means the date on which your employment with the Company terminates.

“Disability” means your physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents you from performing your essential job functions for a period of (A) 90 consecutive calendar days or (B) an aggregate of 120 calendar days out of any consecutive 12-month period.

“Good Reason” shall mean the occurrence of any of the following, without your express written consent: (i) a material diminution of your duties, responsibilities, or authority; (ii) a material diminution of your Base Salary or Target Bonus Amount; (iii) the Company’s material breach of this Agreement; (iv) a requirement imposed by the Company or any successor to the Company that you report to a corporate officer or employee rather than to the Board or any successor Board; (v) the Company requiring you to relocate your primary place of employment to a facility or location that is more than 30 miles from your principal place of employment as of the Start Date; or (vi) the Company’s failure to have any successor promptly agree in writing to assume the Company’s obligations hereunder, except where this Agreement is assumed by the successor by operation of law; provided, however, that you will only have Good Reason if (i) you notify the Board in writing of the existence of the condition which you believe constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which the Board receives such notice (the “Remedial Period”), and (iii) your resignation is effective within thirty (30) days after the expiration of the Remedial Period.

“Healthcare Coverage” means coverage for you and your tax-qualified dependents under the Company’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and your coverage elections in effect immediately prior to your Date of

Termination. The Company’s group health plan does not include other benefits offered under a Company welfare plan such as life insurance and disability insurance.

“Inventions” means any and all developments, discoveries, inventions, enhancements, modifications and improvements by you to any Company Product.

“Non-CIC Period” means the period prior to or following a CIC Period.

“Qualifying Termination” means a (i) termination of your employment with the Company by the Company other than for Cause, death or Disability, or (ii) termination of your employment with the Company as a result of a resignation by you for Good Reason.

“Release” means the waiver and release of claims substantially in the form attached hereto as Annex 1.

“Target Bonus Amount” means, with respect to any fiscal year of the Company, the amount of the target Bonus for such fiscal year (including under both the BIP and the GRIP, if applicable).

Annex 1: Form of Release

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”) is made and entered into by James R. Anderson (“Executive” or “Your” or “Your”) (collectively, referred to in this Agreement as “Executive”) and Coherent Corp., any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and executive benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as the “Company”). This Agreement shall become effective upon the signing of this Agreement by You or, if applicable, as defined in Section 9.2 below.

In consideration of the severance pay and benefits provided to Executive as set forth in the offer letter agreement between Executive and the Company dated May 31, 2024 (the “Offer Letter”), as well as any promises set forth in this Agreement, Executive agrees as follows:

1.0	Release of Claims.

1.1 In exchange for the Company providing You with the payments and other benefits set forth in Exhibit C of the Offer Letter (the “Severance Benefits”), You, and Your spouse, attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, hereby unconditionally release and completely and forever discharge the Company, on behalf of and for the benefit of itself, all related corporate entities and partnerships, and each of their past, present and future employees, officers, directors, attorneys, owners, partners, members, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns (“Released Parties”), from any and all rights, claims, causes of action, or lawsuits whether known or unknown, that you ever had, now have, or may have against any or all of the Released Parties up to the date of execution of this Agreement including, without limitation, any and all claims you had, have, or may have arising out of or relating to your employment with the Company or the separation of that employment, for any and all reasons.

You specifically release Released Parties from any rights or claims that you may have based upon the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Family and Medical Leave Act, Sections 1981 through 1988 of U.S.C. Title 42, all as amended, and any rules or regulations under such laws and authorities; all Pennsylvania employment discrimination laws, including but not limited to the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Wage Payment and Collection Law; Pennsylvania statutes regarding whistleblower protection, personnel Files, criminal records, wage complaints, retaliation; all as amended together with all of their respective implementing regulations; and/or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions. You also release the Released Parties from any claim for negligence, wrongful discharge, unfair treatment, defamation, breach of public policy, express or implied contract, or any other claims arising under common law that relate in any way to your employment with the Company or the termination thereof. The foregoing description of claims is intended to be illustrative and is not exhaustive. The Parties intend this release to be a release of any and all claims to the fullest extent permissible under law. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. This general release does not extend to claims which You do not know or suspect exist at the time of executing the release, which if known by You would have materially affected Your entering into this Agreement with the Company.

1.2 Notwithstanding the release contained in Section 1.1, You do not waive (i) Your entitlement to receive any 401(k), pension plan benefits, or Company ERISA-covered benefits that shall have vested (if any) as of the date You sign this Agreement to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

1.3 The release contained in Section 1.1 above does not apply to any claim or rights that may arise after that date You sign this Agreement or claims that the controlling law clearly states may not be released by private agreement. You also understand that You are not waiving Your rights to unemployment compensation.

2.0	Covenant Not to Sue.

2.1 You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1 above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Offer Letter in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Your right to receive an award for information provided to the Securities and Exchange Commission.

Nothing in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.

2.2 Should You file a lawsuit with any court concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Exhibit C of the Offer Letter shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

2.3 You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.

3.0 Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.

4.0 Confidentiality of Agreement. You also acknowledge and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of this Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law.

5.0 Representations and Indemnification.

5.1 You represent to the company that You will abide by any and all post-employment restrictive covenants You signed or entered into in connection with Your employment, including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality.

5.2 You agree that You will indemnify and hold the Released Parties harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Released Parties arising out of Your breach of any portion of this Agreement or any post-employment restrictive covenant You signed or entered into in connection with Your employment. You also agree and understand that Your entitlement to and retention of the Severance Benefits the Company has agreed to provide to You are expressly conditioned upon Your fulfillment of Your promises herein and any applicable post-employment restrictive covenants, and You agree that if You breach this Agreement or any applicable post-employment restrictive covenants that any amounts payable or paid to You, as applicable, pursuant to the Exhibit C of the Offer Letter, shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven days of the Company providing you with written notice of Your breach of any provision of this Agreement or any applicable post-employment restrictive covenants, to the extent permitted or required by law. The Company shall determine whether a breach has occurred in its sole discretion and under any applicable law or regulation.

6.0 Miscellaneous.

6.1 Governing Law and Venue. This Agreement and all things relating or pertaining to it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles. Any action relating to this Agreement must be instituted in the courts of Butler County, Pennsylvania, or the federal courts of the Western District of Pennsylvania. The Company and Employee hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue or jurisdiction.

6.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any of its provisions is prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, and severed from this Agreement without invalidating any other part of this Agreement.

6.3 Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against either the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in its interpretation.

6.4 Survival. You acknowledge that the covenants in the Offer Letter, and any provisions contained in the Offer Letter that are intended to survive following termination of Your employment, shall survive the execution of this Agreement by You. You further acknowledge that any and all post-employment restrictive covenants You signed in connection with Your employment, including covenants relating to solicitation or hiring, remain in full force and effect, and a breach of those covenants or agreements will also constitute a breach of this Agreement.

6.5 Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between You and the Company, that is signed by both parties, and to which a copy of this Agreement is attached.

6.6 Counterparts. This Agreement may be signed in counterparts, which together shall be treated as one document.

7.0 Acknowledgment.

7.1 You confirm that, to the best of Your knowledge, You have returned to the Company all of its property, including without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that contain the Company information from any computer or other device that remains Your property after the Termination Date, provided such information is not subject to an ongoing litigation hold.

7.2 You acknowledge that, if you are age 40 or over, You have had 21 days, or if required for an effective release, 45 days, after receipt of this Agreement (and Appendix A if required to be attached hereto) to consider whether to execute it, and you understand all the provisions of this agreement. You also understand that, after you execute this Agreement, you have seven days to revoke the portion of this Agreement that relates to waiver and release of any claim you might assert under the Age Discrimination in Employment Act (“ADEA”). The parties agree that no payment set forth in Exhibit C of the Offer Letter will be made until after the seven day revocation period has expired (the eighth day after You execute this Agreement being the “Effective Date” of this Agreement for those age 40 or over). You understand that, by signing this Agreement, You are not waiving or releasing any ADEA claims based on actions or omissions that occur after the date You sign. You agree that any revocation of Your ADEA waiver and release must be made in writing and postmarked on or before the seventh day following the execution of this Agreement and sent by certified mail to:

Coherent Corp.

5000 Ericsson Drive

Warrendale, PA 15806

Attention: Chief Legal Officer

Email: Legal.Notices@coherent.com

or to such other address as the Company may have furnished to You in writing in accordance herewith.

7.3 With the exception of the Severance Benefits, and of your final paycheck (to include Your regular wages and any accrued but unused vacation or other paid time off to be delivered by the next regularly scheduled payday or otherwise as required by law), You acknowledge payment of all compensation due to You by the Company.

7.4 You acknowledge that You have been advised in writing, and hereby are advised, to seek legal counsel concerning the terms of this Agreement. You warrant that you have read this Agreement, are knowingly and voluntarily entering into it and intend to be legally bound by it, and that your agreement to it is not the result of coercion or duress by the Company. You certify and agree that you are authorized and competent to sign this Agreement, and that you are receiving valuable and adequate consideration under it.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT (1) YOU HAVE CAREFULLY READ AND CONSIDERED THIS AGREEMENT; (2) HAVE BEEN GIVEN SUFFICIENT TIME TO CONSIDER WHETHER TO SIGN IT; (3) RECOGNIZE AND UNDERSTAND THAT IT CONTAINS A FULL AND FINAL RELEASE BY YOU OF ALL CLAIMS OF EVERY KIND AGAINST THE COMPANY ARISING UP TO THE TIME YOU SIGN IT, WHETHER YOU CURRENTLY KNOW OR SUSPECT THOSE CLAIMS TO EXIST; AND (4) KNOWINGLY AND VOLUNTARILY CONSENT TO THE TERMS OF THIS AGREEMENT WITH FULL UNDERSTANDING OF THEIR MEANING.

IN WITNESS WHEREOF, Executive has executed this General Release Agreement as of the date set forth below.

EXECUTIVE James R. Anderson

Date: _________________
Received, Acknowledged and Accepted:
COHERENT CORP.

By: ___________________

[Name, Title]

Date: __________________